Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Lindblad Expeditions Holdings, Inc. and Subsidiaries on Form S-3 (File No. 333-248960, No. 333-238847, and No.333-206657), Forms S-8 (File No. 333-257719, No. 333-212741 and No. 333-206884 of our report dated February 28, 2022, with respect to our audits of the consolidated financial statements of Lindblad Expeditions Holdings, Inc. and Subsidiaries as of December 31, 2021, 2020 and for the years ended December 31, 2021, 2020, and 2019 and our report dated February 28, 2022 with respect to our audit of internal control over financial reporting of Lindblad Expeditions Holdings, Inc. and Subsidiaries as of December 31, 2021, which reports are included in this Annual Report on Form 10-K of Lindblad Expeditions Holdings, Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Melville, NY

February 28, 2022